Exhibit 23.2

HJ Associates and Consultants, LLP [Letterhead]

             Consent of Independent Public Accountans


The Board of Directors
Sanguine Corporation

We consent to the incorporation by reference in the registration statement No. 333-102389 on Form S-8 of Sanguine Corporation filed on January 7, 2003, and in the registration statement No. 333-87140 on Form S-3 of Sanguine Corporation filed on April 29, 2002, of our reports dated March 23, 2004, relating to the financial statements of Sanguine Corporation as of December 31, 2003 and 2002, which reports appear in the December 31, 2003 and 2002 annual reports on Form 10-KSB of Sanguine Corporation.

We consent only to the reference of our reports as they relate to Item 3 of Form S-8 and Item 12 of Form S-3, as documents filed pursuant to Section 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of the documents, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters the remaining unsold underlying shares. We did not perform review procedures with respect to the initial filings of these registration statements on Forms S-8 and S-3 as we were not auditors of record.


HJ Associates & Consultants, LLP

Salt Lake City, Utah
May 28, 2004